Prospectus Supplement
Filed Under Rule 424(b)(3)

Registration No. 333-150878

*******************************

Prospectus Supplement No. 3 dated May 8, 2009
(to Prospectus dated September 19, 2008 as amended and restated April 30, 2009)

HEALTH DISCOVERY CORPORATION

70,549,868 Shares of Common Stock to be issued upon exercise of Warrants
352,746 Shares of Common Stock

This prospectus supplement to the prospectus, dated September 19, 2008, as amended and restated April 30, 2009, relates to the resale of up to 70,549,868 shares of Health Discovery Corporation common stock to be issued upon the exercise of warrants and 352,746 shares of Health Discovery Corporation common stock, which are being offered for resale from time to time by the selling shareholders.

This prospectus supplement should be read in conjunction with the prospectus, dated April 30, 2009, which is to be delivered with this prospectus supplement.  The information in this prospectus supplement updates and supersedes certain information contained in the prospectus, dated April 30, 2009.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

On May 5, 2009, Health Discovery Corporation filed with the Securities and Exchange Commission the attached Current Report on Form 8-K.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 29, 2009

Health Discovery Corporation
 (Exact name of registrant as specified in charter)

Georgia	333-62216	74--3002154
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 East Bryan Street, Suite #601, Savannah, GA  31401
(Address of principal executive offices / Zip Code)

912-443-1987
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On April 29, 2009, Health Discovery Corporation (the “Company”) entered into an employment agreement with Mr. R. Scott Tobin for his employment as President and General Counsel.

Mr. Tobin brings over twenty-five years of corporate law experience.  During his legal practice, Mr. Tobin primarily focused on mergers and acquisitions, corporate governance and finance. He most recently practiced with the Savannah, Georgia, law firm of Hunter Maclean. In addition, he has enjoyed success as a senior executive, entrepreneur and venture capitalist.  Mr. Tobin also served as Executive Vice President for Global Strategies at a publicly traded technology company, CEO of a North Carolina manufacturer, General Counsel to a global software firm, Managing Partner of the Atlanta office of a European law firm and an Assistant Attorney General for the State of Georgia. A graduate of the University of North Carolina at Chapel Hill and its School of Law, he now serves as President and Chairman of the law school’s foundation.  Mr. Tobin also has served as the founding director of the UNC School of Law Initiative for Corporate Governance and as a member of the UNC School of Law Council for Entrepreneurial Law. He was recognized in 2003 as one of the Top 10 business people in the Triad Region of North Carolina.  Mr. Tobin will be responsible for strategic and operational leadership of the Company.

Mr. Tobin’s employment agreement is attached to this Form 8-K as Exhibit 10.1.   The employment agreement has an initial term of eighteen (18) months, beginning April 15, 2009, and will automatically renew and continue for successive twelve (12) month periods unless otherwise terminated.   Mr. Tobin will receive an annual base salary of $120,000 and will also be eligible to receive a bonus, which may be paid in cash, stock, enhanced employee benefits or a combination thereof as determined by the Company, of up to one hundred percent (100%) of his salary, based on objectives jointly determined by Mr. Tobin and the Chairman and CEO.  Mr. Tobin was also granted an option to purchase an aggregate of 4,500,000 shares of the Company’s common stock at an exercise price of $0.08, which vest over an eighteen (18) month period, and with respect to a portion of the options, the Company attaining certain performance metrics, as more fully described in the Option Award, which is attached to this Form 8-K as Exhibit 10.2.  Mr. Tobin is eligible to receive health insurance benefits and other benefits maintained by us for our executives.   If Mr. Tobin’s employment is terminated without Cause, as defined in the employment agreement, or if Mr. Tobin terminates the employment agreement for Good Reason, as defined in the employment agreement, then Mr. Tobin will receive as severance (i) the maximum incentive bonus he would have received had he remained employed by the Company the later of the entire calendar year in which the termination occurs or the end of the term, (ii) the amount of his base salary for the remainder of the term of the agreement plus ninety (90) days, and (iii) an amount equal to the actual cost of ninety (90) days of his COBRA premium payments.  If the employment agreement is otherwise terminated, Mr. Tobin is not eligible to receive severance, and will only receive his base salary accrued up to the effective date of the termination, any unpaid earned and accrued incentive bonus, payment for accrued and unused vacation, and reimbursement of expenses, if any.  The employment agreement also generally provides that Mr. Tobin will keep confidential information confidential and that he will not compete with us in our business nor solicit our customers or employees for a period of twelve (12) months following termination of employment.

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(d)  On April 29, 2009, the Company appointed Dr. Joseph McKenzie and Mr. R. Scott Tobin to the Board to fill vacancies created by the resignation of former directors.

Dr. McKenzie has participated financially in the Company’s growth, owning both its common and Series B preferred stock.  He was also instrumental in the acquisition by the Company of the Company’s Support Vector Machine (SVM) patents, advanced mathematical algorithms utilized in the Company’s sophisticated pattern recognition tools.

Dr. McKenzie has focused his career on veterinary medicine, having founded and managed the multi-million dollar growth of multiple veterinary practices in Georgia, South Carolina and Florida. He also created and built the community “drug dog” program, which over the years and across the nation has become a generally accepted and highly successful weapon against drug smuggling at the port of Savannah as well as in the community at large. Dr. McKenzie has also been honored for his years of valuable service on the Board of Directors of the Georgia Veterinary Medical Association. Dr. McKenzie holds a degree in chemistry from Armstrong Atlantic State University, where he was recently honored as its most outstanding alumnus. He also holds a doctorate in veterinary science from the University of Georgia’s College of Veterinary Medicine.

In recognition of his service as a director, Dr. McKenzie will be issued a warrant to purchase 500,000 shares of the Company’s common stock. The warrants vest 250,000 shares every six months, have an exercise price of $0.08, and expire on April 29, 2015.   Neither Dr. McKenzie nor Mr. Tobin nor any other persons have any arrangements or understandings pursuant to which each of Dr. McKenzie and Mr. Tobin were selected as a director of the Company.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

10.1	Employment Agreement between the Company and R. Scott Tobin, dated as of April 15, 2009

10.2	Option Award to R. Scott Tobin, dated April 29, 2009

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH DISCOVERY CORPORATION

Dated: May 5, 2009	By:	/s/ Stephen D. Barnhill, M.D.
Stephen D. Barnhill, M.D.
Chief Executive Officer

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Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is to be effective as of April 15, 2009 (the “Effective Date”), between Health Discovery Corporation (the “Company”), and R. Scott Tobin (the “Executive”).

INTRODUCTION

The Company and the Executive now desire to enter into this Agreement as to the terms of his employment by the Company.

NOW, THEREFORE, the parties agree as follows:

1.            Terms and Conditions of Employment.

(a)           Employment.  During the Term, Company will employ the Executive, and the Executive will serve as the President and General Counsel of the Company on a full-time basis and will have such responsibilities and authority as may from time to time be assigned to the Executive by the CEO of the Company.  Executive shall be responsible for:  strategic direction and strategic alliances (in conjunction with the CEO and the Board of Directors of the Company); all business operations of the Company including but not limited to financial management, controller, financial systems management and preparation of all documents required of the Company by the Securities and Exchange Commission; and such customary, appropriate and reasonable executive duties as are usually performed by a general counsel.  In this capacity, Executive will provide services to the Company and be privy to the Company’s Confidential Information and Trade Secrets.  The Executive will report to the CEO of the Company. Executive shall serve on the Board of Directors without additional compensation beyond that set forth in this Agreement, and shall continue to serve for so long as he is thereafter elected to such position by the Company’s stockholders. The Executive’s primary office will be at the Company’s headquarters in such geographic location within the United States as may be determined by the Company.

(b)           Exclusivity.  Throughout the Executive’s employment hereunder, the Executive shall devote substantially all of the Executive’s time, energy and skill during regular business hours to the performance of the duties of the Executive’s employment, shall faithfully and industriously perform such duties, and shall diligently follow and implement all management policies and decisions of the Company; provided, however, that this provision is not intended to prevent the Executive from managing his investments, or engaging in other activities outside of the Company, whether or not compensable, so long as he gives his duties to the Company first priority and such activities do not interfere with his performance of duties for the Company.  Notwithstanding the foregoing, other than with regard to the Executive’s duties to the Company, the Executive will not accept any other employment during the Term, perform any consulting services during the Term, or serve on the board of directors or governing body of any other business, except with the prior written consent of the Board of Directors.  Further, the Executive has disclosed on Exhibit A hereto, all of his nonpublic company bio-discovery related investments, and agrees during the Term not to make any investments during the Term hereof except as a passive investor.  The Executive agrees during the Term not to own directly or indirectly equity securities of any public healthcare related company (excluding the Company) that represents five percent (5%) or more of the value of voting power of the equity securities of such company.

2.            Compensation.

(a)           Base Salary.  The Company shall pay the Executive base salary of $120,000.00 per annum (the “Annual Base Salary”), which base salary will be subject to review effective at least annually thereafter by the Company for possible increases. The base salary shall be payable in equal installments, no less frequently than twice per month, in accordance with the Company’s regular payroll practices.

(b)           Bonus.    Executive shall be eligible to receive annually a target variable incentive bonus (the "Incentive Bonus") of one hundred percent (100%) of Employee’s then current annual salary, based on objectives jointly determined by Executive and the Chairman and CEO.  This Incentive Bonus is to be paid to Executive no later than thirty (30) days following the closing of the Company’s annual audited financial statements for services performed during each calendar year subject to the Term(s) of this Agreement.  For his services performed in calendar year ending 2009, the Incentive Bonus may be paid in cash, stock, enhanced employee benefits or some combination thereof, based on the Company’s preference and in accordance with law.  For subsequent calendar years, the Incentive Bonus shall be payable in cash.

(c)           Equity Compensation.  The Executive shall receive options to acquire shares of the Company’s Common Stock at an exercise price per share equal to the greater of the Fair Market Value (as defined in the option agreement referenced herein) of a share of the Company’s Common Stock or $0.08, which shall vest pursuant to the vesting schedule set forth on Exhibit B hereto and which grant shall be evidenced by an option agreement, the terms of which are incorporated herein by reference, in form and substance reasonably satisfactory to the Company and Executive.

(d)           Expenses.  The Executive shall be entitled to be reimbursed in accordance with Company policy in effect for reasonable and necessary expenses incurred by the Executive in connection with the performance of the Executive’s duties of employment hereunder; provided, however, the Executive shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reasonable reimbursement policies from time to time adopted by the Company.  Any travel by Executive on behalf of the Company shall be at the Company’s expense and shall include, but not be limited to, all costs for the Executive’s transportation, lodging, meals, and with respect to air fare at lowest available nonstop coach rates for domestic flights and at lowest available nonstop business class rates for all international flights.

(e)           Paid Time Off.  Executive shall be entitled to fifteen (15) paid vacation days during the calendar year from January 1 to December 31. All vacation must be taken by December 31 in the calendar year in which such vacation is earned.

(f)            Benefits.

(i)          The Company shall at all times during the Term pay all premiums for health insurance benefits for Executive and his dependants with coverage and premiums available to other regular full-time employees of the Company; provided, however, Executive shall be responsible for all deductibles, co-payment requirements or similar obligations under such health insurance, and provided, further, that the Company’s obligations under this Section 2(f)(i) shall not exceed twenty percent (20%) of the Executive’s Annual Base Salary.

(ii)          In addition to the benefits payable to the Executive specifically described herein, the Executive shall be entitled to such benefits as generally may be made available to all other executives of the Company from time to time as approved by the Board of Directors of the Company; provided, however, that nothing contained herein shall require the establishment or continuation of any particular plan or program; provided, further, that Executive shall be entitled to participate in any stock option or other equity plan otherwise made available to other executives of the Company.

(g)           Director & Officer Insurance.  The Company, at its expense, shall maintain director and officer insurance covering Executive at levels consistent with past practice with a reputable carrier. The Executive shall be entitled to indemnification, including advancement of expenses (if applicable), in accordance with and to the fullest extent permitted by law, and as provided by the Company’s bylaws and articles of incorporation, and any separate indemnification agreement, if any.

(h)           Reimbursement Conditions.  All expenses eligible for reimbursement under this Agreement must be incurred by the Executive during the Term of this Agreement to be eligible for reimbursement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after thirty days following the last day of the calendar year in which the expense was incurred, nor shall the amount of reimbursable expenses incurred in one taxable year affect the expenses eligible for reimbursement in any other taxable year.

(i)           Withholding.  All payments pursuant to this Agreement shall be reduced for any applicable state, local, or federal tax withholding obligations.

3.            Term, Termination and Termination Payments.

(a)           Term.  The term of this Agreement shall begin as of the Effective Date.  It shall continue for a period of eighteen (18) months from the Effective Date hereof or until sooner terminated pursuant to Section 3(b) hereof (the “Initial Term”).  Thereafter, the employment term shall automatically renew and continue for successive twelve (12) month periods (each a “Renewal Term”) unless terminated pursuant to this Agreement or by either Party upon ninety (90) calendar days’ written notice of intent not to renew this Agreement provided prior to the expiration of the Initial Term or the then current Renewal Term, as the case may be.  The Initial Term together with any Renewal Term(s) shall be referred to herein as the “Term.”

(b)           Termination.  This Agreement and the employment of the Executive by the Company hereunder shall only be terminated: (i) by expiration of the Term; (ii) by the Company without Cause; (iii) by the Executive for Good Reason; (iv) by the Company or the Executive due to the Disability of the Executive; (v) by the Company for Cause; (vi) by the Executive for other than Good Reason or Disability, upon at least ninety (90) days prior written notice to the Company; or (vii) upon the death of the Executive.  Notice of termination by any party shall be given prior to termination in writing and shall specify the basis for termination and the effective date of termination.  Further, notice of termination for Cause by the Company or Good Reason by the Executive shall specify the facts alleged to constitute termination for Cause or Good Reason, as applicable.  Except as provided in Section 3(c), the Executive shall not be entitled to any payments or benefits after the effective date of the termination of this Agreement, except for base salary pursuant to Section 2(a) accrued up to the effective date of termination, any unpaid earned and accrued Incentive Bonus, if any, pursuant to Section 2(b) (unless termination is by the Executive prior to the end of the Term for other than Good Reason), pay for accrued but unused vacation that the Company is legally obligated to pay Executive, if any, and only if the Company is so obligated, as provided under the terms of any other employee benefit and compensation agreements or plans applicable to the Executive, expenses required to be reimbursed pursuant to Section 2(d), and any rights to payment the Executive has under Section 2(g).

(c)           Termination by the Company without Cause or by the Executive for Good Reason.

(i)           If the employment of the Executive is terminated by the Company without Cause or by the Executive for Good Reason and such termination constitutes a Termination of Employment, the Company will pay the Executive (A) such maximum Incentive Bonus to which Executive would have been entitled had Executive remained in the employ of the Company the later of the entire calendar year in which such termination occurs, or the end of the Term, (B) his base salary pursuant to Section 2(a) hereof for the remainder of the Term  plus ninety (90) days, and (C) an amount equal to the actual cost of ninety (90) days of the Executive’s health insurance premiums pursuant to Section 2(f) hereof, or if applicable, COBRA premium payments, commencing with the COBRA payment next due after termination, should the Executive elect COBRA (the “Continuing Benefit”).  Such amount shall be paid in arrears in substantially equal installments not less frequently than monthly over the remainder of the Term commencing within thirty (30) days following the effective date of termination; provided, however, if the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, as amended (the “Code”), at the date of his Termination of Employment, then such portion of the payments that would result in a tax under Code Section 409A if paid during the first six (6) months after Termination of Employment shall be withheld, starting with the payments latest in time during such six (6) month period, and paid to the Executive during the seventh month following the date of his Termination of Employment.  Notwithstanding the foregoing, if the total payments to be paid to the Executive hereunder, along with any other payments to the Executive, would result in the Executive being subject to the excise tax imposed by Code Section 4999, the Company shall reduce the aggregate payments to the largest amount which can be paid to the Executive without triggering the excise tax, but only if and to the extent that such reduction would result in the Executive retaining larger aggregate after-tax payments.  The determination of the excise tax and the aggregate after-tax payments to be received by the Executive will be made by the Company.  If payments are to be reduced, the payments made latest in time will be reduced first.

(ii)          If the original Term is not extended or the Company or the Executive terminates the Executive’s employment in accordance with the Agreement upon or following expiration of the Term, such termination shall not be deemed in and of itself to be a termination of the Executive’s employment by the Company without Cause or a resignation by Executive for Good Reason.

(iii)         Notwithstanding any other provision hereof, as a condition to the payment of the amounts in this Section, the Executive shall be required to execute and not revoke within the revocation period provided therein, the Release.

(d)           Survival.  The covenants in this Section 3 hereof shall survive the termination of this Agreement and shall not be extinguished thereby.

4.            Ownership and Protection of Proprietary Information.

(a)           Confidentiality.  All Confidential Information and Trade Secrets and all physical embodiments thereof received or developed by the Executive while employed by the Company are confidential to and are and will remain the sole and exclusive property of the Company.  Except to the extent necessary to perform the duties assigned by the Company hereunder, the Executive will hold such Confidential Information and Trade Secrets in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof and may in no event take any action causing or fail to take the action necessary in order to prevent, any Confidential Information and Trade Secrets disclosed to or developed by the Executive to lose its character or cease to qualify as Confidential Information or Trade Secrets.

(b)           Return of Company Property.  Upon request by the Company, and in any event upon termination of this Agreement for any reason, as a prior condition to receiving any final compensation hereunder (including any payments pursuant to Section 3 hereof), the Executive will promptly deliver to the Company all property belonging to the Company, including, without limitation, all Confidential Information and Trade Secrets (and all embodiments thereof) then in the Executive’s custody, control or possession.

(c)           Survival.  The covenants of confidentiality set forth herein will apply on and after the date hereof to any Confidential Information and Trade Secrets disclosed by the Company or developed by the Executive while employed or engaged by the Company prior to or after the date hereof.  The covenants restricting the use of Confidential Information will continue and be maintained by the Executive for a period of two years following the termination of this Agreement.  The covenants restricting the use of Trade Secrets will continue and be maintained by the Executive following termination of this Agreement for so long as permitted by the governing law.

5.            Non-Competition and Non-Solicitation Provisions.

(a)           The Executive agrees that during the Applicable Period, the Executive will not (except on behalf of or with the prior written consent of the Company, which consent may be withheld in Company’s sole discretion), within the Area either directly or indirectly, on his own behalf, or in the service of or on behalf of others, provide managerial services or management consulting services substantially similar to those Executive provides for the Company to any Competing Business.  The Executive acknowledges and agrees that the Business of the Company is conducted in the Area.

(b)           The Executive agrees that during the Applicable Period, he will not, either directly or indirectly, on his own behalf or in the service of or on behalf of others solicit any individual or entity which is an actual or, to his knowledge, actively sought prospective client of the Company or any of its Affiliates (determined as of date of termination of employment) with whom he had material contact while he was an Executive of the Company, for the purpose of offering services substantially similar to those offered by the Company.

(c)           The Executive agrees that during the Applicable Period, he will not, either directly or indirectly, on his own behalf or in the service of or on behalf of others, solicit for employment with a Competing Business any person who is a management level employee of the Company or an Affiliate with whom Executive had contact during the last year of Executive’s employment with the Company.  The Executive shall not be deemed to be in breach of this covenant solely because an employer for whom he may perform services may solicit, divert, or hire a management level employee of the Company or an Affiliate provided that Executive does not engage in the activity proscribed by the preceding sentence.

(d)           The Executive agrees that during the Applicable Period, he will not make any statement (written or oral) that could reasonably be perceived as disparaging to the Company or any person or entity that he reasonably should know is an Affiliate of the Company.

(e)           In the event that this Section 5 is determined by a court which has jurisdiction to be unenforceable in part or in whole, the court shall be deemed to have the authority to strike any unenforceable provision, or any part thereof or to revise any provision to the minimum extent necessary to be enforceable to the maximum extent permitted by law.

(f)           The provisions of this Section 5 shall survive termination of this Agreement.

6.            Remedies and Enforceability.

The Executive agrees that the covenants, agreements, and representations contained in Sections 4 and 5 hereof are of the essence of this Agreement; that each of such covenants are reasonable and necessary to protect and preserve the interests and properties of the Company; that irreparable loss and damage will be suffered by the Company should the Executive breach any of such covenants and agreements; that each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that the unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenant or agreements or any other provision or provisions of this Agreement; and that, in addition to other remedies available to it, including, without limitation, termination of the Executive’s employment for Cause, the Company shall be entitled to seek both temporary and permanent injunctions to prevent a breach or contemplated breach by the Executive of any of such covenants or agreements.

7.            Notice.

All notices, requests, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed, by United States certified or registered mail, prepaid to the party to which the same is directed at the following addresses (or at such other addresses as shall be given in writing by the parties to one another):

If to the Company:

2 East Bryan Street, Suite 601
Savannah, GA 31401

If to the Executive:

2 Jessamine Lane
Savannah, GA 31411

Notices delivered in person shall be effective on the date of delivery.  Notices delivered by mail as aforesaid shall be effective upon the fourth calendar day subsequent to the postmark date thereof.

8.            Miscellaneous.

(a)           Assignment.  The rights and obligations of the Company under this Agreement shall inure to the benefit of the Company’s successors and assigns.  This Agreement may be assigned by the Company to any legal successor to the Company’s business or to an entity that purchases all or substantially all of the assets of the Company, but not otherwise without the prior written consent of the Executive.  In the event the Company assigns this Agreement as permitted by this Agreement and the Executive remains employed by the assignee, the “Company” as defined herein will refer to the assignee and the Executive will not be deemed to have terminated his employment hereunder until the Executive terminates his employment with the assignee.  The Executive may not assign this Agreement.

(b)           Waiver.  The waiver of any breach of this Agreement by any party shall not be effective unless in writing, and no such waiver shall constitute the waiver of the same or another breach on a subsequent occasion.

(c)           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia.  The parties agree that any appropriate state or federal court located in Chatham County, Georgia shall have jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy.  The parties consent to the jurisdiction of such courts.

(d)           Entire Agreement.  This Agreement and other agreements referenced herein embody the entire agreement of the parties hereto relating to the subject matter hereof and supersede all oral agreements, and to the extent inconsistent with the terms hereof, all other written agreements.

(e)           Amendment.  This Agreement may not be modified, amended, supplemented or terminated except by a written instrument executed by the parties hereto.

(f)           Severability.  Each of the covenants and agreements hereinabove contained shall be deemed separate, severable and independent covenants, and in the event that any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other part or provision of such covenant or of any other covenant contained herein.

(g)           Captions and Section Headings.  Except as set forth in Section 9 hereof, captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

(h)           Dispute Resolution.  If a dispute arises between Company and Executive regarding the interpretation of this Agreement, the parties agree to negotiate in good faith regarding a resolution of the issues involved for at least thirty days prior to either party initiating proceedings to enforce their rights. Within sixty (60) days after a final determination (excluding any appeals) is made with respect to the proceedings, unless the parties agree otherwise, the losing party will reimburse the winning party’s reasonable attorney’s fees and costs incurred in the litigation. ALL DISPUTES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR TO COMPANY’S EMPLOYMENT OF EXECUTIVE OR THE TERMINATION OF EXECUTIVE’S EMPLOYMENT SHALL BE SUBMITTED EXCLUSIVELY TO BINDING ARBITRATION IN SAVANNAH, GEORGIA, PURSUANT TO THE NATIONAL RULES FOR THE RESOLUTION OF EMPLOYMENT DISPUTES OF THE AMERICAN ARBITRATION ASSOCIATION, provided however that Company shall be entitled to injunctive relief from any court of jurisdiction against Executive’s breach of any covenant in Articles 4 and 5, and further provided that this Agreement shall not require arbitration of any claim for workers’ compensation benefits or any claim for unemployment compensation. Executive understands that agreeing to arbitration waives the right to a jury trial. Arbitral awards shall be enforceable by any court of competent jurisdiction.

9.            Definitions.

(a)           “Affiliate” means any person, firm, corporation, partnership, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with the Company.

(b)           “Applicable Period” means the period commencing as of the date of this Agreement and ending twelve months after the termination of the Executive’s employment with the Company or any of its Affiliates.

(c)           “Area” means the United States.

(d)           “Business of the Company” means any business that uses or provides consulting services related to support vector machines or fractal genomic modeling.

(e)           “Cause” the occurrence of any of the following events:

(i)          willful failure or refusal to perform the duties as set forth in Section 1(a) as determined by the Board of Directors or implement a directive from the Board of Directors, in each case remaining uncured for a period of fourteen (14) days after receipt of written notice from the Board of Directors specifying such failure or refusal;

(ii)          intentional disclosure by the Executive to an unauthorized person of Confidential Information or Trade Secrets, which causes material harm to the Company;

(iii)          any act by the Executive of fraud against, material misappropriation from, or significant dishonesty to either the Company or an Affiliate, or any other party, but in the latter case only if in the reasonable opinion of at least two-thirds of the members of the Board of Directors of the Company (excluding the Executive), such fraud, material misappropriation, or significant dishonesty could reasonably be expected to have a material adverse impact on the Company or its Affiliates;

(iv)          conviction of, or plea of nolo contendere to, a felony which adversely and materially affects the Company; or

(v)          a material breach of this Agreement by the Executive, provided that the nature of such breach shall be set forth with reasonable particularity in a written notice to the Executive who shall have ten (10) days following delivery of such notice to cure such alleged breach, provided that such breach is, in the reasonable discretion of the Board of Directors, susceptible to a cure.

(f)           “Competing Business” means the entities listed below and any person, firm, corporation, joint venture, or other business that is engaged in the Business of the Company:

(g)           “Confidential Information” means data and information relating to the Business of the Company or an Affiliate (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through his relationship to the Company or an Affiliate and which has value to the Company or an Affiliate and is not generally known to its competitors.  Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company or an Affiliate (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means without breach of any obligations of confidentiality owed to the Company or any of its Affiliates by the Executive.

(h)           “Disability” means the inability of the Executive to perform the material duties of his position hereunder due to a physical, mental, or emotional impairment, for a ninety (90) consecutive day period or for aggregate of one hundred eighty (180) days during any three hundred sixty-five (365) day period.

(i)           “Good Reason” means the occurrence of any of the events listed in either (i), (ii) or (iii) below:

(i)           (A)          the Company materially breaches this Agreement, including without limitation, a material diminution of the Executive’s responsibilities as President and General Counsel, as reasonably modified by the Board of Directors from time to time hereafter, such that the Executive would no longer have responsibilities substantially equivalent to those of other presidents and general counsels at companies with similar revenues and market capitalization;

  (B)          the Executive gives written notice to the Company of the facts and circumstances constituting the breach of the Agreement within ten (10) days following the occurrence of the breach;

  (C)           the Company fails to remedy the breach within ten (10) days following the Executive’s written notice of the breach; and

  (D)           the Executive terminates his employment within ten (10) days following the Company’s failure to remedy the breach; or

(ii)         (A)           the Company requires the Executive to relocate the Executive’s primary place of employment to a new location, that is more than fifty (50) miles (calculated using the most direct driving route) from its current location, without the Executive’s consent;

  (B)           the Executive gives written notice to the Company within ten (10) days following receipt of notice of relocation of his objection to the relocation;

  (C)           the Company fails to rescind the notice of relocation within ten (10) days following the Executive’s written notice; and

  (D)           the Executive terminates his employment within ten (10) days following the Company’s failure to rescind the notice.

(j)           “Release” means a comprehensive release, covenant not to sue, and non-disparagement agreement from the Executive in favor of the Company, its executives, officers, directors, Affiliates, and all related parties, in the form attached hereto as Exhibit C.

(k)            “Term” has the meaning as set forth in Section 3(a) hereof.

(l)           “Termination of Employment” means either that (a) the Executive has ceased to perform any services for the Company and all affiliated companies that, together with the Company, constitute the “service recipient” within the meaning of Section 409A of the Code and the regulations thereunder (collectively, the “Service Recipient”) or (b) the level of bona fide services the Executive performs for the Service Recipient after a given date (whether as an employee or as an independent contractor) permanently decreases (excluding a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive retains a right to reemployment with the Service Recipient under an applicable statute or by contract) to no more than twenty percent (20%) of the average level of bona fide services performed for the Service Recipient (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

(m)           “Trade Secrets” means data and information relating to the Business of the Company or an Affiliate including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

IN WITNESS WHEREOF, the Company and the Executive have each executed and delivered this Agreement as of the date first shown above.

COMPANY:

Health Discovery Corporation

By:	/s/ Stephen D. Barnhill
Stephen D. Barnhill, Chairman and CEO

THE EXECUTIVE:

/s/ R. Scott Tobin
R. Scott Tobin

EXHIBIT A

None

EXHIBIT B

Vesting Date	Number of Options
April 15, 2009	1,000,000
January 1, 2010	1,500,000
September 15, 2010	2,000,000

Each portion of the option identified under the “Number of Options” column above shall vest only if and when (1) the Executive has been continuously employed by the Company through the applicable Vesting Date,  and (2) with respect to the options that have Vesting Dates of January 1 and September 15, 2010 the options shall not vest until either the Company has (i) cash on hand in excess of $800,000, or (ii) a positive, trailing 90-day EBITDA, or (iii) raised an additional $1,000,000 in capital from new investments, excluding any proceeds from the exercise of any warrants or options.

Notwithstanding the foregoing, in the event of either (i) a termination of Executive by the Company without Cause or by the Executive for Good Reason, or (ii) a Change in Control occurs while the Executive is employed by the Company, the Executive shall immediately become fully vested in all of the above referenced option shares (as adjusted for any changes in capitalization as provided in any applicable option agreement), provided that upon a Change of Control the per share consideration received by shareholders of the Company on account of the Change in Control is equal to or greater than $0.10 per share of Common Stock (as adjusted for changes in capitalization as provided in any applicable option agreement).  Change in Control” means the consummation of (i) a merger, consolidation, share exchange, combination, reorganization, or like transaction involving the Company in which the shareholders of the Company immediately prior to such transaction do not own at least fifty percent (50%) of the value or voting power of the issued and outstanding capital stock of the Company or its successor immediately after such transaction, or (ii) the sale or transfer (other than as security for the Company's obligations) of all or substantially all of the assets of the Company in any transaction or a series of related transactions, in which the Company, any corporation controlled by the Company, or the shareholders of the Company immediately prior to the transaction do not own at least fifty percent (50%) of the value or voting power of the issued and outstanding equity securities of the acquirer immediately after the transaction.

EXHIBIT C

RELEASE, AGREEMENT PURSUANT TO
EMPLOYMENT AGREEMENT

This Agreement (this “Agreement”) is made this ___ day of _____, 200_, by _______________ (the “Employer”) and ________________ (the “Employee”).

Introduction

Employee and the Employer entered into an Employment Agreement dated ________, 200_ (the “Employment Agreement”).

The Employment Agreement requires that as a condition to the Employer’s obligation to pay payments and benefits under Section 3(c) of the Employment Agreement (the “Severance Benefits”), Employee must provide a release and agree to certain other conditions as provided herein.

NOW, THEREFORE, the parties agree as follows:

1.
Employee has been offered twenty-one (21) days from receipt of this Agreement within which to consider this Agreement. The effective date of this Agreement shall be the date eight (8) days after the date on which Employee signs this Agreement (“the Effective Date”). For a period of seven (7) days following Employee’s execution of this Agreement, Employee may revoke this Agreement, and this Agreement shall not become effective or enforceable until such seven (7) day period has expired. Employee must communicate the desire to revoke this Agreement in writing.  Employee understands that he or she may sign the Agreement at any time before the expiration of the twenty-one (21) day review period.  To the degree Employee chooses not to wait twenty-one (21) days to execute this Agreement, it is because Employee freely and unilaterally chooses to execute this Agreement before that time.  Employee’s signing of the Agreement triggers the commencement of the seven (7) day revocation period.

2.
In exchange for Employee’s execution of this Agreement and in full and complete settlement of any claims as specifically provided in this Agreement, the Employer will provide Employee with the Severance Benefits.

3.
Employee acknowledges and agrees that this Agreement is in compliance with the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth in this Agreement shall be applicable, without limitation, to any claims brought under these Acts.

The release given by Employee in this Agreement is given solely in exchange for the consideration set forth in Section 2 of  this Agreement and such consideration is in addition to anything of value that Employee was entitled to receive prior to entering into this Agreement.

Employee has been advised to consult an attorney prior to entering into this Agreement and this provision of the Agreement satisfies the requirement of the Older Workers Benefit Protection Act that Employee be so advised in writing.

By entering into this Agreement, Employee does not waive any rights or claims that may arise after the date this Agreement is executed.

4.
This Agreement shall in no way be construed as an admission by the Employer that it has acted wrongfully with respect to Employee or any other person or that Employee has any rights whatsoever against the Employer.  The Employer specifically disclaims any liability to or wrongful acts against Employee or any other person on the part of itself, its employees or its agents.

5.
As a material inducement to the Employer to enter into this Agreement, Employee hereby irrevocably releases the Employer and each of the owners, stockholders, predecessors, successors, directors, officers, employees, representatives, attorneys, affiliates (and agents, directors, officers, employees, representatives and attorneys of such affiliates) of the Employer and all persons acting by, through, under or in concert with them (collectively, the “Releasees”), from any and all charges, claims, liabilities, agreements, damages, causes of action, suits, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, or any legal restrictions on the Employer’s right to terminate employees, or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation: (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (race, color, religion, sex, and national origin discrimination); (2) the Employee Retirement Income Security Act (“ERISA”); (3) 42 U.S.C. § 1981 (discrimination); (4) the Americans with Disabilities Act (disability discrimination); (5) the Equal Pay Act; (6) the Age Discrimination in Employment Act; (7) the Older Workers Benefit Protection Act;  (6) Executive Order 11246 (race, color, religion, sex, and national origin discrimination); (7) Executive Order 11141 (age discrimination); (8) Section 503 of the Rehabilitation Act of 1973 (disability discrimination); (9) negligence; (10) negligent hiring and/or negligent retention; (11) intentional or negligent infliction of emotional distress or outrage; (12) defamation; (13) interference with employment; (14) wrongful discharge; (15) invasion of privacy; or (16) violation of any other legal or contractual duty arising under the laws of the State of Maryland or the laws of the United States (“Claim” or “Claims”), which Employee now has, or claims to have, or which Employee at any time heretofore had, or claimed to have, or which Employee at any time hereinafter may have, or claim to have, against each or any of the Releasees, in each case as to acts or omissions by each or any of the Releasees occurring up to and including the Effective Date.

6.
The release in the preceding paragraph of this Agreement does not apply to (a) all benefits and awards (including without limitation cash and stock components) which pursuant to the terms of any compensation or benefit plans, programs, or agreements of the Employer are earned or become payable, but which have not yet been paid, and (b) pay for accrued but unused vacation that the Employer is legally obligated to pay Employee, if any, and only if the Employer is so obligated, (c) unreimbursed business expenses for which Employee is entitled to reimbursement under the Employer’s policies, and (d) any rights to indemnification that Employee has under any directors and officers or other insurance policy the Employer maintains or under the bylaws and articles of incorporation of the Company, and under any indemnification agreement, if any.

7.
Employee promises that he will not make statements disparaging to any of the Releasees.  Employee agrees not to make any statements about any of the Releasees to the press (including without limitation any newspaper, magazine, radio station or television station) without the prior written consent of the Employer.  The obligations set forth in the two immediately preceding sentences will expire two years after the Effective Date.  Employee will also cooperate with the Employer and its affiliates if the Employer requests Employee’s testimony.  To the extent practicable and within the control of the Employer, the Employer will use reasonable efforts to schedule the timing of Employee’s participation in any such witness activities in a reasonable manner to take into account Employee’s then current employment, and will pay the reasonable documented out-of-pocket expenses that the Employer pre-approves and that Employee incurs for travel required by the Employer with respect to those activities.

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9.
Except as set forth in this Section, Employee agrees not to disclose the existence or terms of this Agreement to anyone.  However, Employee may disclose it to a member of his immediate family or legal or financial advisors if necessary and on the condition that the family member or advisor similarly does not disclose these terms to anyone.  Employee understands that he will be responsible for any disclosure by a family member or advisor as if he had disclosed it himself.  This restriction does not prohibit Employee’s disclosure of this Agreement or its terms to the extent necessary during a legal action to enforce this Agreement or to the extent Employee is legally compelled to make a disclosure.  However, Employee will notify the Employer promptly upon becoming aware of that legal necessity and provide it with reasonable details of that legal necessity.

10.
Employee has not filed or caused to be filed any lawsuit, complaint or charge with respect to any Claim he releases in this Agreement.  Employee promises never to file or pursue a lawsuit, complaint or charge based on any Claim released by this Agreement, except that Employee may participate in an investigation or proceeding conducted by an agency of the United States Government or of any state.  Employee also has not assigned or transferred any claim he is releasing, nor has he purported to do so.

11.
The Employer and Employee agree that the terms of this Agreement shall be final and binding and that this Agreement shall be interpreted, enforced and governed under the laws of the State of Maryland.  The provisions of this Agreement can be severed, and if any part of this Agreement is found to be unenforceable, the remainder of this Agreement will continue to be valid and effective.

12.
This Agreement sets forth the entire agreement between the Employer and Employee and fully supersedes any and all prior agreements or understandings, written and/or oral, between the Employer and Employee pertaining to the subject matter of this Agreement.

13.
Employee is solely responsible for the payment of any fees incurred as the result of an attorney reviewing this agreement on behalf of Employee.  In any litigation concerning the validity or enforceability of this contract or in any litigation to enforce the provisions of this contract, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs, including court costs and expert witness fees and costs.

Employee’s signature below indicates Employee’s understanding and agreement with all of the terms in this Agreement.

Employee should take this Agreement home and carefully consider all of its provisions before signing it. Employee may take up to twenty-one (21) days to decide whether Employee wants to accept and sign this Agreement.  Also, if Employee signs this Agreement, Employee will then have an additional seven (7) days in which to revoke Employee’s acceptance of this Agreement after Employee has signed it.  This Agreement will not be effective or enforceable, nor will any consideration be paid, until after the seven (7) day revocation period has expired. Again, Employee is free and encouraged to discuss the contents and advisability of signing this Agreement with an attorney of Employee’s choosing.

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Employee should read carefully.  This agreement includes a release of all known and unknown claims through the effective date.  Employee is strongly advised to consult with an attorney before executing this document.

IN WITNESS WHEREOF, Employee and the Employer have executed this agreement effective as of the date first written above.

EMPLOYEE

Name

Date Signed

EMPLOYER:

By:

Title:

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Exhibit 10.2

NON-QUALIFIED STOCK OPTION AWARD
OF HEALTH DISCOVERY CORPORATION

THIS NON-QUALIFIED STOCK OPTION AWARD (the “Award”) is made as of the Grant Date by HEALTH DISCOVERY CORPORATION, a corporation organized under the laws of the State of Georgia (the “Company”) to R. Scott Tobin (the “Optionee”).

Upon and subject to the Terms and Conditions attached hereto and incorporated herein by reference, the Company hereby awards as of the Grant Date to Optionee a non-qualified stock option (the “Option”), as described below, to purchase the Option Shares. Capitalized terms used but not defined herein have the meanings ascribed to them in the Terms and Conditions.

A.	Grant Date: April 29, 2009.

B.	Type of Option: Non-Qualified Stock Option.

C.	Plan under which Option is granted: This Award is not granted under or pursuant to any plan.

D.	Option Shares: All or any part of 4,500,000 shares of the Company’s common stock (the “Common Stock”), subject to adjustment as provided in the attached Terms and Conditions.

E.
Exercise Price:  $0.08 per share, subject to adjustment as provided in the attached Terms and Conditions.  The Exercise Price is, in the judgment of the Board of Directors, not less than 100% of the Fair Market Value of a share of Common Stock on the Grant Date.

F.
Option Period: The Option may be exercised only during the Option Period which commences on the Grant Date and ends on the earliest of (a) the tenth (10th) anniversary of the Grant Date; (b) three (3) months following the date of the Optionee’s termination of employment with the Company and all Affiliates for any reason other than by the Company for Cause; or (c) the date of the Optionee’s termination of employment with the Company or an Affiliate for Cause; provided, however, that the Option may be exercised as to no more than the vested Option Shares determined pursuant to the Vesting Schedule.  Note that other restrictions to exercising the Option, as described in the attached Terms and Conditions, may apply.

G.	Vesting Schedule: The Shares shall become vested in accordance with Schedule 1.

IN WITNESS WHEREOF, the parties have executed and sealed this Award as of the Grant Date set forth above.

OPTIONEE	HEALTH DISCOVERY CORPORATION

/s/ R. Scott Tobin	By:	/s/ Stephen D. Barnhill

	Title:	Director

TERMS AND CONDITIONS TO THE
NON-QUALIFIED STOCK OPTION AWARD
OF HEALTH DISCOVERY CORPORATION

1.             Exercise of Option.  Subject to the provisions provided herein or in the Award:

(a)           The Option may be exercised with respect to all or any portion of the vested Option Shares at any time during the Option Period by the delivery to the Company, at its principal place of business, of (i) a written notice of exercise in substantially the form attached hereto as Exhibit 1, which shall be actually delivered to the Company no earlier than thirty (30) days and no later than ten (10) days prior to the date upon which Optionee desires to exercise all or any portion of the Option; (ii) payment to the Company of the Exercise Price multiplied by the number of shares being purchased (the “Purchase Price”) in the manner provided in Subsection (b); and (iii) satisfaction of the withholding tax obligations as provided in Section 2, if applicable; provided, however, that in the event the Optionee is given notice of termination for Cause under any employment or other agreement between the Optionee and the Company or any Affiliate or otherwise, the Optionee’s ability to exercise the Option shall be suspended from the giving of such notice until such time as the Optionee cures the circumstance(s) constituting Cause, if expressly permitted by the applicable employment or other agreement or otherwise, or, if there is no opportunity to cure or no cure is timely effected, from and after the giving of such notice through and including the effective date that the Optionee’s employment or other service relationship is terminated for Cause.

(b)           The Purchase Price shall be paid in full upon the exercise of an Option and no Option Shares shall be issued or delivered until full payment therefor has been made. Payment of the Purchase Price for all Option Shares purchased pursuant to the exercise of an Option shall be made:

(i)           by tendering cash or certified check in an amount equal to the Purchase Price;

(ii)          by the delivery to the Company of a number of shares of Common Stock owned by the Optionee prior to the date of the Option’s exercise, having a Fair Market Value on the date of exercise either equal to the Purchase Price;

(iii)         if and when the Common Stock becomes traded by brokers, whether on a national securities exchange or otherwise, by delivery of the Purchase Price in cash from a broker, dealer or other “creditor” as defined by Regulation T issued by the Board of Governors of the Federal Reserve System following delivery by the Optionee to the Company of instructions in a form acceptable to the Company regarding delivery to such broker, dealer or other creditor of that number of Option Shares with respect to which the Option is exercised;

(iv)         by having the number of shares of Common Stock to be issued upon exercise of the Option reduced by the number of whole shares of Common Stock having a Fair Market Value equal to the Purchase Price; or

(v)          in any combination of the foregoing.

Upon acceptance of such notice and receipt of payment in full of the Purchase Price and, if applicable, all required tax withholdings, the Company shall cause to be issued a certificate representing the Option Shares purchased.

2.             Withholding.  To the extent necessary, the Optionee must satisfy his federal, state, and local, if any, withholding taxes imposed by reason of the exercise of the Option either by paying to the Company the full amount of the withholding obligation in cash; by electing, irrevocably and in writing in substantially the form attached hereto as Exhibit 2 (a “Withholding Election”), to have the actual number of shares of Common Stock issuable upon exercise reduced by the smallest number of whole shares of Common Stock which, when multiplied by the Fair Market Value of the Common Stock as of the date the Option is exercised, is sufficient to satisfy the amount of the withholding tax; or by any combination of the above.  The Optionee may make a Withholding Election only if the following conditions are met:

(a)           the Withholding Election is made on or prior to the date on which the amount of tax required to be withheld is determined by executing and delivering to the Company a properly completed Withholding Election; and

(b)           any Withholding Election made will be irrevocable; however, the Board of Directors may, in its sole discretion, disapprove and give no effect to any Withholding Election.

3.             Rights as Shareholder.  Until the stock certificates reflecting the Option Shares accruing to the Optionee upon exercise of the Option are issued to the Optionee, the Optionee shall have no rights as a shareholder with respect to such Option Shares.  The Company shall make no adjustment for any dividends or distributions or other rights on or with respect to Option Shares for which the record date is prior to the issuance of that stock certificate, except as this Award otherwise provides.

4.             Restriction on Transfer of Option and Option Shares.

(a)           The Option evidenced hereby is nontransferable other than pursuant to Section 4(b) below and by will or the laws of descent and distribution.  The Option shall be exercisable during the lifetime of the Optionee or the Permitted Transferee (as defined below in Section 4(b)), if applicable, only by the Optionee or such Permitted Transferee, if applicable (or in the event of the his Disability, if applicable, by his personal representative) and after his death, only by his legatee or the executor of his estate.  In the event the Permitted Transferee is an entity, the Option shall be exercisable during the Option Period only by an authorized representative of the Permitted Transferee, such as the grantor or trustee of a trust or the general partner of a family partnership, as applicable.

(b)           The Optionee may transfer the Option to one or more members of his immediate family, provided any such family member has attained age 21 on or before the intended date of transfer, to a trust established solely for the benefit of the Optionee’s immediate family, or to a partnership, provided the only partners in the partnership on the intended date of transfer are members of the Optionee’s immediate family (a “Permitted Transferee”).  Solely in accordance with the following, for purposes of this Section 4(b), the term “immediate family” means only individuals with one of the following relationships to the Optionee: spouse, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, nieces, nephews and in-laws.

(c)           In the event the Option is transferred by the Optionee to a Permissible Transferee, the Permissible Transferee shall be prohibited from making any subsequent transfer other than, to the extent applicable, by will or the laws of descent and distribution.

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(d)           Notwithstanding the foregoing, the Company shall not be obligated to give effect to any transfer of the Option to a Permitted Transferee unless the Optionee has provided the Company with advance written notice of the transfer.

5.             Changes in Capitalization.

(a)           The number of Option Shares and the Exercise Price shall be proportionately adjusted for nonreciprocal transactions between the Company and the holders of capital stock of the Company that cause the per share value of the shares of Common Stock underlying the Option to change, such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend (each, an “Equity Restructuring”).

(b)    In the event of a merger, consolidation, extraordinary dividend, sale of substantially all of the Company’s assets or other material change in the capital structure of the Company, or a tender offer for shares of Common Stock that in each case is not an Equity Restructuring, the Board of Directors or its designee shall take such action to make such adjustments in the Option or the terms of this Award as the Board of Directors or its designee, in its sole discretion, determines in good faith is necessary or appropriate, including, without limitation, adjusting the number and class of securities subject to the Option, with a corresponding adjustment in the Exercise Price, substituting a new option to replace the Option, accelerating the termination of the Option Period or terminating the Option in consideration of a cash payment to the Optionee in an amount equal to the excess of the then Fair Market Value of the Option Shares over the aggregate Exercise Price of the Option Shares. Any determination made by the Board of Directors or its designee pursuant to this Section 5(b) will be final and binding on the Optionee.  Any action taken by the Board of Directors or its designee need not treat all optionees equally.

(c)           The existence of the Option granted pursuant to this Award shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Common Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding. Any adjustment pursuant to this Section may provide, in the Board of Directors’ discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to any Option.

6.           Special Limitation on Exercise.  No purported exercise of the Option shall be effective without the approval of the Board of Directors, which may be withheld to the extent that the exercise, either individually or in the aggregate together with the exercise of other previously exercised stock options and/or offers and sales pursuant to any prior or contemplated offering of securities, would, in the sole and absolute judgment of the Board of Directors, require the filing of a registration statement with the United States Securities and Exchange Commission or with the securities commission of any state.  If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities law with respect to shares of Common Stock purchasable or otherwise deliverable under the Option, the Optionee (a) shall deliver to the Company, prior to the exercise of the Option or as a condition to the delivery of Common Stock pursuant to the exercise of an Option, such information, representations and warranties as the Company may reasonably request in order for the Company to be able to satisfy itself that the Option Shares are being acquired in accordance with the terms of an applicable exemption from the securities registration requirements of applicable federal and state securities laws and (b) shall agree that the shares of Common Stock so acquired will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities law.

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7.             Legend on Stock Certificates.  Certificates evidencing the Option Shares, to the extent appropriate at the time, shall have noted conspicuously on the certificates a legend intended to give all persons full notice of the existence of the conditions, restrictions, rights and obligations set forth in this Award.

8.             Governing Laws.  This Award and the Terms and Conditions shall be construed, administered and enforced according to the laws of the State of Georgia; provided, however, the Option may not be exercised except, in the reasonable judgment of the Board of Directors, in compliance with exemptions under applicable state securities laws of the state in which the Optionee resides, and/or any other applicable securities laws.

9.             Successors.  This Award and the Terms and Conditions shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and permitted assigns of the parties.

10.           Notice.  Except as otherwise specified herein, all notices and other communications under this Award shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the recipient.  Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.

11.           Severability.  In the event that any one or more of the provisions or portion thereof contained in this Award shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Award, and this Award shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

12.           Entire Agreement.  This Award and these Terms and Conditions express the entire understanding and agreement of the parties with respect to the subject matter hereof and supersede all proposals or understandings, other communications between the parties, whether written or oral, relating to such subject matter.  If there are any conflicts between the terms of this Award and these Terms and Conditions, on the one hand, and the Employment Agreement with the Optionee dated April 2, 2009, on the other hand, the terms of this Award and the Terms and Conditions shall control.  The Optionee hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Board of Directors regarding any question relating to the terms of this Award.  This Award may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

13.           Violation.  Except as provided in Section 4, any transfer, pledge, sale, assignment, or hypothecation of the Option or any portion thereof shall be a violation of the terms of this Award and these Terms and Conditions and shall be void and without effect.

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14.           Headings.  Section headings used herein are for convenience of reference only and shall not be considered in construing this Award or these Terms and Conditions.

15.           Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award and these Terms and Conditions, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

16.           No Right to Continued Retention.  The award of Option Shares hereunder shall not be construed as giving the Optionee the right to continued employment by the Company or any Affiliate or the continued use of the Optionee’s services by the Company or any Affiliate.

17.           Definitions.

(a)           “Affiliate” means (i) any subsidiary or parent of the Company; (ii) an entity that directly or through one or more intermediaries controls, is controlled by, or is under common control with the Company, as determined by the Company; or (iii) any entity in which the Company has such a significant interest that the Company determines it should be deemed an “Affiliate,” as determined in the sole discretion of the Company.

(b)           “Board of Directors” means the board of directors of the Company.

(c)           “Cause” means “Cause” as defined in the employment or other services agreement between the Optionee and the Company or an Affiliate that is in effect at the date that an action constituting “Cause” occurs, or if no such definition or agreement exists, “Cause” means (i) failure (other than such failure resulting from his incapacity during physical or mental illness) by the Optionee to substantially perform his duties with the Company or an Affiliate; (ii) conduct by the Optionee that amounts to fraud, dishonesty, disloyalty or willful misconduct in the performance of the Optionee’s duties and responsibilities; (iii) the Optionee being arrested for, charged in relation to (by criminal information, indictment or otherwise), or convicted of a crime involving breach of trust or moral turpitude or any felony; (iv) conduct by the Optionee that amounts to gross and willful insubordination or inattention to his duties and responsibilities; or (v) a breach or violation of the terms of any agreement to which Optionee and the Company or an Affiliate are party.

(d)           “Change in Control” means the consummation of (i) a merger, consolidation, share exchange, combination, reorganization, or like transaction involving the Company in which the shareholders of the Company immediately prior to such transaction do not own at least fifty percent (50%) of the value or voting power of the issued and outstanding capital stock of the Company or its successor immediately after such transaction, or (ii) the sale or transfer (other than as security for the Company's obligations) of all or substantially all of the assets of the Company in any transaction or a series of related transactions, in which the Company, any corporation controlled by the Company, or the shareholders of the Company immediately prior to the transaction do not own at least fifty percent (50%) of the value or voting power of the issued and outstanding equity securities of the acquirer immediately after the transaction.

(e)           “Fair Market Value” means the value of a share of Common Stock as of a date, determined as follows:

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(i)           if the shares of Common Stock are traded on any national securities exchange or through any nationally recognized quotation or market system (including, without limitation Nasdaq), Fair Market Value shall mean the closing price at which Common Stock shall have been sold on the trading day immediately preceding such date, as reported by any such exchange or system selected by the Board of Directors on or through which the shares of Common Stock are then traded;

(ii)          if the shares of Common Stock are not actively traded on any such exchange or through any such system, Fair Market Value shall mean the closing price for the Common Stock for the most recent trading day immediately preceding such date, as reported by such exchange or system; or

(iii)         if the shares of Common Stock are not actively traded or reported on any exchange or through any such system and have not experienced a recent trading day, Fair Market Value shall mean the fair market value of a share of Common Stock as determined by the Board of Directors taking into account such facts and circumstances deemed to be material by the Board of Directors to the value of the Common Stock in the hands of the Optionee.

Notwithstanding the foregoing, for purposes of Subsections (i), (ii), or (iii) above, the Board of Directors may use the closing price as of the indicated date, the average price or value as of the indicated date or for a period certain ending on the indicated date, the price determined at the time the transaction is processed, the tender offer price for shares of Common Stock, or any other method which the Board of Directors determines is reasonably indicative of fair market value.

6

EXHIBIT 1

NOTICE OF EXERCISE OF
STOCK OPTION TO PURCHASE
COMMON STOCK OF
HEALTH DISCOVERY CORPORATION

Name:
Address:

Date:

Health Discovery Corporation
2 East Bryan Street, Suite 601
Savannah, GA  31401
Attn:  Secretary

Re:           Exercise of Non-Qualified Stock Option

Dear Sir or Madam:

Subject to acceptance hereof in writing by Health Discovery Corporation (the “Company”), pursuant to the provisions of the terms and conditions of the Non-Qualified Stock Option Award (the “Award”), I hereby give at least ten days but no more than thirty days prior notice of my election to exercise options granted to me to purchase ______________ shares of common stock of the Company (“Common Stock”) under the Award dated as of ____________.  The purchase shall take place as of ___________________ (the “Exercise Date”).

On or before the Exercise Date, I will pay the applicable purchase price as follows:

[ ]	by delivery of cash or a certified check for $___________ for the full purchase price payable to the order of Health Discovery Corporation;

[ ]	by having the number of shares of Common Stock to be issued upon exercise of the Option reduced by the number of whole shares of Common Stock having a Fair Market Value equal to the purchase price;

[ ]
by the delivery to the Company of a number of shares of Common Stock owned by the Optionee prior to the date of the Option’s exercise, having a Fair Market Value on the date of exercise either equal to the purchase price;

[ ]
by delivery of the purchase price by _________________________, a broker, dealer or other “creditor” as defined by Regulation T issued by the Board of Governors of the Federal Reserve System.  I hereby authorize the Company to issue a stock certificate for the number of shares indicated above in the name of said broker, dealer or other creditor or its nominee pursuant to instructions received by the Company and to deliver said stock certificate directly to that broker, dealer or other creditor (or to such other party specified in the instructions received by the Company from the broker, dealer or other creditor) upon receipt of the purchase price.  Note:  This choice is available only if and when the Common Stock becomes traded by brokers.

Exhibit 1 - Page 1 of 3

I understand that I am not permitted to exercise the Option if I have been given notice that my employment or service with the Company or an Affiliate will be terminated for Cause.  I understand that if my ability to exercise is suspended in the manner provided for in the foregoing sentence, that my ability to exercise may only be reinstated in the event that I cure the circumstances specified in such notice that was the basis for my termination for Cause and only if such ability to cure is expressly provided for in the applicable employment or other agreement or otherwise.

The required federal, state and local income tax withholding obligations, if any, on the exercise of the Award shall also be paid on or before the Exercise Date in the manner provided in the Withholding Election previously tendered or to be tendered to the Company no later than the Exercise Date.

As soon as the stock certificate is registered in my name, please deliver it to me at the above address.

If the Common Stock being acquired is not registered for issuance to and resale by the Optionee pursuant to an effective registration statement on Form S-8 (or successor form) filed under the Securities Act of 1933, as amended (the “1933 Act”), I hereby represent, warrant, covenant, and agree with the Company as follows:

The shares of the Common Stock being acquired by me will be acquired for my own account without the participation of any other person, with the intent of holding the Common Stock for investment and without the intent of participating, directly or indirectly, in a distribution of the Common Stock and not with a view to, or for resale in connection with any distribution of the Common Stock, nor am I aware of the existence of any distribution of the Common Stock;

I am not acquiring the Common Stock based upon any representation, oral or written, by any person with respect to the future value of, or income from, the Common Stock but rather upon an independent examination and judgment as to the prospects of the Company;

The Common Stock was not offered to me by means of any publicly disseminated advertisements or sales literature, nor am I aware of any offers made to other persons by such means;

I am able to bear the economic risks of the investment in the Common Stock, including the risk of a complete loss of my investment therein;

I understand and agree that the Common Stock will be issued and sold to me without registration under any state law relating to the registration of securities for sale, and will be issued and sold in reliance on the exemptions from registration under the 1933 Act, provided by Sections 3(b) and/or 4(2) thereof and the rules and regulations promulgated thereunder;

The Common Stock cannot be offered for sale, sold or transferred by me other than pursuant to: (A) an effective registration under the 1933 Act or in a transaction otherwise in compliance with the 1933 Act; and (B) evidence satisfactory to the Company of compliance with the applicable securities laws of other jurisdictions.  The Company shall be entitled to rely upon an opinion of counsel satisfactory to it with respect to compliance with the above laws;

The Company will be under no obligation to register the Common Stock or to comply with any exemption available for sale of the Common Stock without registration or filing, and the information or conditions necessary to permit routine sales of securities of the Company under Rule 144 under the 1933 Act may not now be available and no assurance has been given that it or they will become available.  The Company is under no obligation to act in any manner so as to make Rule 144 available with respect to the Common Stock;

Exhibit 1 - Page 2 of 3

I have and have had complete access to and the opportunity to review and make copies of all material documents related to the business of the Company, including, but not limited to, contracts, financial statements, tax returns, leases, deeds and other books and records.  I have examined such of these documents as I wished and am familiar with the business and affairs of the Company.  I realize that the purchase of the Common Stock is a speculative investment and that any possible profit therefrom is uncertain;

I have had the opportunity to ask questions of and receive answers from the Company and any person acting on its behalf and to obtain all material information reasonably available with respect to the Company and its affairs.  I have received all information and data with respect to the Company which I have requested and which I have deemed relevant in connection with the evaluation of the merits and risks of my investment in the Company;

I have such knowledge and experience in financial and business matters that I am capable of evaluating the merits and risks of the purchase of the Common Stock hereunder and I am able to bear the economic risk of such purchase; and

The agreements, representations, warranties and covenants made by me herein extend to and apply to all of the Common Stock of the Company issued to me pursuant to this Award.  Acceptance by me of the certificate representing such Common Stock shall constitute a confirmation by me that all such agreements, representations, warranties and covenants made herein shall be true and correct at that time.

I understand that the certificates representing the shares being purchased by me in accordance with this notice shall bear a legend referring to the foregoing covenants, representations and warranties and restrictions on transfer, and I agree that a legend to that effect may be placed on any certificate which may be issued to me as a substitute for the certificates being acquired by me in accordance with this notice.  I also understand that capitalized terms used, but not defined herein, shall have the meaning ascribed to them in the Award.

Very truly yours,

Name:

AGREED TO AND ACCEPTED
HEALTH DISCOVERY CORPORATION

By:

Name:

Title:

Date:

Exhibit 1 - Page 3 of 3

EXHIBIT 2

NOTICE OF WITHHOLDING ELECTION
FOR EXERCISE OF STOCK OPTION
TO PURCHASE
COMMON STOCK OF
HEALTH DISCOVERY CORPORATION

Name:
Address:

Date:

Health Discovery Corporation
2 East Bryan Street, Suite 601
Savannah, GA  31401
Attn:  Secretary

Re:           Withholding Election

Dear Sir or Madam:

This election relates to the Option identified in Paragraph 3 below.  I hereby certify that:

(1)            My correct name and social security number and my current address are set forth at the end of this document.

(2)            I am (check one, whichever is applicable).

[ ]	the original recipient of the Option.

[ ]	the legal representative of the estate of the original recipient of the Option.

[ ]	a legatee of the original recipient of the Option.

[ ]	the legal guardian of the original recipient of the Option.

(3)           The Option pursuant to which this election relates was issued under the Non-Qualified Stock Option Award (the “Award”) dated as of ____________ in the name of _____________________ for the purchase of a total of __________ shares of Common Stock.  This election relates to _____ ________ shares of Common Stock issuable upon exercise of the Option (the “Stock”), provided that the numbers set forth above shall be deemed changed as appropriate to reflect the applicable provisions in the Award.

(4)           In connection with any exercise of the Option with respect to Stock, I hereby elect to have certain shares issuable pursuant to the exercise withheld by the Company for the purpose of having the value of the shares applied to pay federal, state and local, if any, taxes arising from the exercise.

Exhibit 2 - Page 1 of 2

(5)           The shares to be withheld shall have, as of the tax date applicable to the exercise, a fair market value equal to the minimum statutory tax withholding requirement under federal, state and local law in connection with the exercise.

(6)           This Withholding Election is made no later than the tax date and is otherwise timely made pursuant to the Award.

(7)           I understand that this Withholding Election may not be revised, amended or revoked by me.

(8)           I further understand that the Company shall withhold from the Common Stock a whole number of shares of Stock having the value specified in Paragraph 4 above.

(9)           I have read and understand the provisions of the Award that relate to the making of a Withholding Election and I have no reason to believe that any of the conditions therein to the making of this Withholding Election have not been met.  Capitalized terms used in this Notice of Withholding Election shall have the meanings given to them in the Award.

Dated:

Signature

Name (printed)

Street Address

City, State, Zip Code

Social Security Number

Exhibit 2 - Page 2 of 2

SCHEDULE 1

VESTING SCHEDULE

The Option Shares shall vest in the following increments if the service conditions, indicated by applicable Vesting Date, are satisfied, as provided below:

Vesting Date	Number of Options
April 10, 2009	1,000,000
January 1, 2010	1,500,000
September 15, 2010	2,000,000

Each portion of the option identified under the “Number of Options” column above shall vest only if and when (1) the Executive has been continuously employed by the Company through the applicable Vesting Date, and (2) with respect to the options that have Vesting Dates of January 1 and September 15, 2010, the Option Shares shall not vest until either the Company has (i) cash on hand in excess of $800,000, or (ii) a positive, trailing 90-day EBITDA, or (iii) raised an additional $1,000,000 in capital from new investments, excluding any proceeds from the exercise of any warrants or options.

Notwithstanding the foregoing, in the event of either (i) a termination of the Optionee by the Company without Cause or by the Optionee for Good Reason (as defined in the employment agreement between the Optionee and the Company), or (ii) a Change in Control occurs while the Optionee is employed by the Company, the Optionee shall immediately become fully vested in all of the Option Shares (as adjusted for changes in capitalization as provided in the attached Terms and Conditions), provided that upon a Change of Control the per share consideration received by shareholders of the Company on account of the Change in Control is equal to or greater than $0.10 per share of Common Stock (as adjusted for changes in capitalization as provided in the attached Terms and Conditions).

Schedule 1 - Page 1 of 1